AMENDMENT NO. 3
TO INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment No. 3 (to the Investment Sub-Advisory Agreement dated as of February 19, 2015, by and between the Sub-adviser and the Adviser (the “Agreement”), is entered into as of the 23rd day of August, 2017 by and among the Adviser, the Sub-Adviser and the Trust, on behalf of each Fund indicated on Schedule A to this Amendment.  All capitalized terms used, but not defined, herein shall have the meanings given to them in the Agreement and Amendment No. 2 to the Agreement, dated June 9, 2017.

WHEREAS, the Adviser, the Sub-Adviser, and the Trust, on behalf of each Fund, desire to change the annual sub-advisory fee rate due to the Sub-adviser by each Fund for services rendered to the Allocated Portion of each Fund;

WHEREAS, Schedule A to the Agreement sets forth the annual sub-advisory fee rate due to the Sub-adviser by each Fund;

WHEREAS, pursuant to Section 12 of the Agreement, the Agreement may be amended only by a written instrument signed by the parties;

NOW THEREFORE, in consideration of the foregoing and mutual covenants herein contained, the parties hereby amend the Agreement by deleting Schedule A to the Agreement in its entirety and replacing it with Schedule A to this Amendment, attached hereto.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year written above.

[SIGNATURE PAGE FOLLOWS]

BRIDGE BUILDER TRUST on behalf of the series listed on Schedule A hereto	OLIVE STREET INVESTMENT ADVISERS, LLC

By: /s/ Ryan T. Robson	By: /s/ Ryan T. Robson
Name: Ryan T. Robson	Name: Ryan T. Robson
Title: President	Title: President

VAUGHAN NELSON INVESTMENT MANAGEMENT, LP

By: /s/ Chris Wallis
Name: Chris Wallis
Title: Chief Executive Officer

SCHEDULE A

FUNDS AND FEES

Effective September 1, 2017

Series of Bridge Builder Trust	Annual Sub-advisory Fee Rate
Bridge Builder Small/Mid Cap Value Fund